                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 4, 1998

                               BUDGET GROUP, INC.
               (Exact Name of Registrant as Specified in Charter)


          DELAWARE                   0-78274                   59-3227576
(State or Other Jurisdiction   (Commission File No.)       (I.R.S. Employer
of Incorporation                                           Identification No.)

125 Basin Street, Suite 210
Daytona Beach, Florida                                            32114
(Address of Principal Executive Offices)                        (Zip Code)

Registrant's telephone number, including area code:  (904) 238-7035

                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events

         On March 4, 1998, Budget Group, Inc. ("Budget"), Ryder TRS, Inc. ("Ryder TRS"), BDG Corporation, a wholly owned subsidiary of Budget ("Sub"), and Questor Partners Fund, L.P., Questor Side-by-Side Partners, L.P. (together with Questor Partners Fund, L.P., "Questor") and Madison Dearborn Capital Partners, L.P. ("Madison", and together with Questor, the "Significant Stockholders") entered into an Agreement and Plan of Merger (as amended, the "Merger Agreement") pursuant to which Sub will merge (the "Merger") with and into Ryder TRS, with Ryder TRS as the surviving corporation. As a result of the Merger, Ryder TRS will become a wholly owned subsidiary of Budget. The Merger Agreement was amended by the parties on March 16, 1998.

         Pursuant to the terms of the Merger Agreement, Ryder TRS stockholders will receive up to approximately $264 million, comprised of cash, stock and warrants. The number of shares of Budget Class A Common Stock to be issued in the Merger and the amount of cash to be paid at the closing will depend on whether Budget obtains stockholder approval for the authorization of additional shares of Budget Class A Common Stock. If such approval is obtained, the merger consideration will consist of 3,605,946 shares of Budget Class A Common Stock (the "Maximum Merger Shares") valued at $32.9955 per share, plus $125,000,000 in cash (less any cash payable to holders of options as described below). If such approval is not obtained, the merger consideration will consist of 1,332,909 shares of Budget Class A Common Stock (the "Minimum Merger Shares") plus $200,000,000 in cash (less any cash payable to holders of options as described below).

         In addition, at the closing, Budget will issue warrants ("Warrants") to the Ryder TRS stockholders to purchase initially an aggregate of 1,000,000 shares of Budget Class A Common Stock. The Warrants will become exercisable for a period of five years beginning on the thirtieth day (the "Warrant Measurement Date") following the 20 month anniversary of the closing (the "Final Measurement Date"), and the exercise price of the Warrants will be 125% of the Market Value (as defined below) of the Budget Class A Common Stock on the Final Measurement Date. As used herein, the "Market Value" of the Budget Class A Common Stock as of any date means the volume-weighted average closing prices of the Budget Class A Common Stock for the 30 consecutive trading days prior to and including such date.

         The Merger Agreement provides that, prior to the Final Measurement Date, a nationally recognized investment banking firm with significant experience in the equity derivatives market will determine the revised number of shares of Budget Class A Common Stock issuable upon exercise of the Warrants such that, in the written opinion of such firm, on the Final Measurement Date, the Warrants would have an aggregate value equal to the lesser of (i) $20 million and (ii) (x) (A) the aggregate market value of the shares issued in the Merger (computed by multiplying $32.9955 by the number of shares issued in the Merger) (the "Aggregate Share Value") plus (B) $20 million minus (y) the Market Value of the shares issued in the Merger on the Final Measurement Date (the "Fill Amount"). Budget will have the right to purchase the Warrants on the Warrant Measurement Date for the Fill Amount, which purchase price may be paid in either Budget Class A Common Stock or cash. The aggregate Fill Amount will be reduced to the extent Ryder TRS stockholders sell shares acquired in the Merger other than to certain specified permitted transferees.

         In addition to the amounts described above, Budget has agreed in the Merger Agreement to make to the Ryder TRS stockholders a payment (the "Make-Whole Payment"), if any, equal to (i) the

Aggregate Share Value, minus (ii) the greater of (x) the Market Value of the shares issued in the Merger on the relevant measurement date or (y) the price at which any such shares issued in the Merger were sold prior to the relevant measurement date. The measurement dates will be the 12 month anniversary of the closing with respect to 50% of the shares issued in the Merger and the 20 month anniversary of the closing with respect to the other 50% of the shares issued in the Merger. Budget has the option to make any Make-Whole Payment in cash or shares of Budget Class A Common Stock.

         The Merger Agreement provides that all options to acquire shares of Ryder TRS Common Stock outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall be canceled and the holders thereof shall be entitled to elect to (1) receive an amount of cash (reduced by the exercise price of the options), shares of Budget Class A Common Stock, Warrants and other consideration which such holder would have been entitled to receive had such holder exercised such option prior to the Effective Time for shares of Ryder TRS Common Stock (at such time and in such amounts as described above) or (2) if the exercise price of the Ryder TRS options exceeds the amount of cash which such holder would have been entitled to receive, to pay such difference in cash to Ryder TRS on or before the closing in exchange for the right to receive such shares of Budget Class A Common Stock, Warrants and other consideration described in clause (1).

         The number of shares to be issued in the Merger to Ryder TRS stockholders will be adjusted downward in the event of certain breaches of representations and warranties or the failure to perform covenants which cause losses to Budget in the aggregate in excess of $5 million. To secure this adjustment obligation, at the closing, 1,818,430 shares of Budget Class A Common Stock (if the Maximum Merger Shares are issued) or 1,332,909 shares of Budget Class A Common Stock (if the Minimum Merger Shares are issued) will be deposited into escrow with an escrow agent mutually agreed upon by Budget and Ryder TRS.

         Consummation of the Merger is subject only to the following conditions:
(i) receipt of all necessary governmental approvals, (ii) the granting of early termination or the expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and (iii) the absence of governmental actions prohibiting, or seeking to prohibit, the Merger.

         The Merger Agreement may be terminated (a) by either Budget or Ryder TRS, if the closing conditions discussed above are not satisfied by November 30, 1998 (which date may be extended by Ryder TRS under certain circumstances), (b) by either Ryder TRS or Budget, if a final injunction has been issued which prevents the consummation of the Merger, (c) by Ryder TRS, if Budget is in continuing breach of certain of its obligations under the Merger Agreement, (d) by Budget, if Ryder TRS or any Significant Stockholder has breached any of its representations, warranties or covenants causing damages in excess of $75 million and, as a result of such damages, Budget is unable, through good faith efforts, to obtain the financing necessary to fund the cash portion of the merger consideration or (e) by mutual written consent of Budget and Ryder TRS.

         If the Merger Agreement is terminated in certain circumstances, Budget will be required to pay a fee (the "Termination Fee") to Ryder TRS as follows:
(i) if the Merger Agreement is terminated because of the failure to satisfy the closing conditions by November 30, 1998 (as such date may be extended) or because of a final injunction relating to antitrust matters, Budget will be required to pay $7.5 million to Ryder TRS; or (ii) if the Merger Agreement is terminated for any other reason, other than as described in clause (i) above or as described in clause (d) of the previous paragraph, Budget will pay at least $20 million to Ryder TRS plus any additional damages suffered by Ryder, not to exceed in the aggregate $75 million. To secure the Termination Fee, Credit Suisse First Boston, at the request of Budget and concurrently with the execution of the Merger Agreement, issued a letter of credit in the amount of $20 million in favor of Ryder TRS, drawable by Ryder TRS in the amounts and under the circumstances described in clauses (i) and (ii) above.

         The Merger Agreement provides that Jay Alix, Managing Principal of Questor and Chairman of Ryder TRS, will be nominated to the Board of Directors of Budget, and that Budget's Board of Directors will use its commercially reasonable efforts to cause one of Jay Alix, Robert E. Shields or Henry L. Druker to be elected to Budget's Board of Directors until the earliest to occur of (a) the third anniversary of the closing, (b) the disposition by Questor of 75% of the shares of Budget Class A Common Stock acquired in the Merger, or (c) the acquisition by Questor of a controlling interest in certain specified competitors of Budget.

         In the Merger Agreement, the Significant Stockholders agreed to standstill provisions which will prohibit them, if the closing occurs, from taking certain actions designed to gain control of Budget for a period of two years following the closing, or if earlier, until a change in control of Budget occurs or Sanford Miller ceases to be the Chief Executive Officer of Budget.

         The foregoing description is qualified in its entirety by the Merger Agreement, as amended, which appears as Exhibits 2.1 and 2.2 to this report.

                                    * * * * *

Item 7.  Financial Statements and Exhibits.

          (c)  Exhibits:

                  2.1 Agreement and Plan of Merger dated as of March 4, 1998 by and among Budget Group, Inc., BDG Corporation, Ryder TRS, Inc., and certain other parties.

                  2.2 Amendment No. 1 to Agreement and Plan of Merger dated as of March 16, 1998 by and among Budget Group, Inc., BDG Corporation, Ryder TRS, Inc., and certain other parties.

                  99.1     Press Release of Budget Group Inc., dated March 4,
                           1998.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 BUDGET GROUP, INC.


                                 /s/ Robert L. Aprati
                                 -------------------------------------
                                 By: Robert L. Aprati
                                     Executive Vice President,
                                     General Counsel and Secretary

Dated: March 16, 1998